Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement of our report dated July 16, 2010 (except for Note 18(ii), as to which the date is November 4, 2010), relating to the financial statements of China Xiniya Fashion Limited, and to the reference to our Firm under the caption “Experts” in the prospectus.
/s/ GHP HORWATH, P.C.
Denver, Colorado
November 16, 2010